Exhibit 10.1

AMP Rail Services Canada Share and Debt Purchase Agreement

This Share and Debt Purchase Agreement (the “Agreement”) is made and entered into this 18th day of December, 2009, by and among 4107730 Canada Inc., a Canadian corporation doing business as Novatech Inc. (the “Purchaser”), and American Motive Power, Inc., a Nevada corporation, referred to herein as “Vendor” and, together with the Purchaser, the “Parties”).

Recitals:

A.           AMP Rail Services Canada, ULC, an Alberta unlimited liability corporation (the “Company”) is engaged in the locomotive service business including, without limitation, the repair and remanufacture of locomotives and related equipment (the “Business”).

B.           Vendor owns one (1) common share (the “Purchased Share”) in the capital of the Company, which Purchased Share represents all of the issued and outstanding common shares of the Company.

C.           Vendor owns U.S.$1,875,000 of debt of the Company (the “Intercompany Debt”) evidenced by the senior demand promissory note attached hereto as Exhibit “A” (the “AMP Note”).

D.           All other liabilities and debts of the Company to the Vendor and parties related (as such term is defined by the Income Tax Act (Canada)) to Vendor, other than those incurred in the ordinary course of business since November 13, 2008, have been written off and cancelled.

E.           Vendor desires to sell the Purchased Share to Purchaser and Purchaser desires to purchase the Purchased Share from Vendor, at the price and subject to the terms and conditions set forth in this Agreement.

F.           Vendor desires to sell the Intercompany Debt as evidenced by the AMP Note, which for the purposes of this Agreement is a current liability of the Company (collectively, the “Purchased Debt”) to Purchaser and Purchaser desires to purchase the Debt from Vendor, at the price and subject to the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the promises hereinafter made, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the recital provisions above are incorporated into the body of this Agreement as if fully set forth therein, and the parties agree as follows:

Article I.
Purchase and Sale of Purchased Share and Purchased Debt

1.01           Purchase and Sale of Purchased Share and Purchased Debt.  On and subject to the terms and conditions set forth herein, Vendor agrees to sell, assign, transfer and deliver to Purchaser, and Purchaser agrees to purchase from Vendor the Purchased Share and the

Purchased Debt, free and clear of any and all liens, claims, pledges, hypothecations, mortgages, deeds of trust, security interests, leases, charges, options, rights of first refusal, easements, servitudes encumbrances or other restrictions of any nature whatsoever (collectively, “Liens”) .

1.02           The Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place by wire transfer and exchange of facsimile signature pages on December __, 2009 (the “Closing Date”), or such other date as the Vendor and the Purchaser may agree to in writing. Subject to satisfaction or waiver by the relevant party of the conditions of closing, at the Closing, the Vendor will sell, assign and transfer the Purchased Share and the Purchased Debt to the Purchaser, and in consideration for such sale, assignment and transfer the Purchaser will pay or satisfy the Purchase Price in accordance with Section 2.01.

Article II.
Payment of Consideration

2.01           Purchase Price.  Subject to any post-Closing adjustment made pursuant to Section 2.05, the purchase price payable by the Purchaser to the Vendor for:

(a)           the Purchased Share, shall be One United States Dollar (US$1.00) (the “Purchased Share Purchase Price”); and

(b)           the Purchased Debt, shall be One Million Five Hundred Thousand United States Dollars (US$1,500,000.00) (the “Debt Purchase Price”), collectively with the Purchased Share Purchase Price, the “Purchase Price”).

2.02                 Deposit.  The Vendor acknowledges receipt from the Purchaser of a deposit in the amount of US$50,000 (the “Deposit”).  The Deposit will be applied on Closing in satisfaction of an equivalent amount of the Purchase Price.

2.03                 Payment of Purchase Price.  On the Closing Date, Purchaser shall pay the Purchase Price as follows:

(a)           Cash at Closing.  A total of One Million One Hundred Thousand one United States Dollars (US$1,100,001.00) (the “Closing Payment”), as follows:

(i)           by the application of the Deposit against the Closing Payment; and

(ii)           as to the balance of the Closing Payment remaining after the application of the Deposit pursuant to Section 2.04(a)(i), by the Purchaser paying such amount to or to the order of the Vendor by wire transfer of immediately available funds to an account designated by Vendor; and

(b)           Promissory Note.  by executing a promissory note in the form attached hereto as Exhibit 2.03(b) (“Promissory Note”) pursuant to which Purchaser will be indebted to Vendor in the amount equal to the Purchase Price less the Closing Payment, payable over a three-year term with interest accruing at a rate of five percent (5%) per annum payable in monthly installments of principal and interest.

2.04           Guarantee.  As security for the Promissory Note only, the Company shall guarantee the performance of the obligations of the Purchaser under the Promissory Note, in the form of the guarantee attached hereto as Exhibit 2.04 (the “Guarantee”).  The Guarantee will be secured by a hypothec on equipment, in the form of hypothec attached hereto as Exhibit 2.04 to be dated as of the Closing Date and registered in the Register of personal and movable real rights of the Province of Quebec (the “Hypothec”).

2.05           Post-Closing Purchase Price Adjustment.

(a)           Vendor will deliver to Purchaser, within 30 days after the Closing Date, Vendor’s closing working capital statement (the “Closing Working Capital Statement”) setting forth the Vendor’s calculation of the closing working capital of the Company, being the current assets of Company less the current liabilities of the Company as of the close of business on the Closing Date, determined in a manner consistent with the Company’s financial statements and in accordance with Canadian generally accepted accounting principles consistently applied and, for the purposes of this Agreement such calculation does not include the Purchased Debt (the “Closing Working Capital”).  The foregoing calculation of Closing Working Capital is solely for purposes of adjustment of the Purchase Price pursuant to this Section 2.04, and for greater certainty this shall not be considered in the assessment of any obligations of the Vendor to indemnify Purchaser pursuant to Section 8.02 for any breach or inaccuracy of any representation or warrantee or any failure to perform or fulfill any covenant or obligations in this Agreement.

(b)           If, within 30 days following delivery of the Closing Working Capital Statement, Purchaser has not given Vendor written notice of its objection, (such notice must contain a statement of the particular factual basis of objection), then the Closing Working Capital Statement shall be final, conclusive and binding on the Parties and deemed to be the “Final Closing Working Capital Statement”.  If Purchaser gives such notice of objection, then the issues in dispute will be submitted to BDO Dunwoody LLP/s.r.l. (“the Accountants”) for resolution.  The determination by the Accountants, as set forth in a notice delivered to the Parties by the Accountants, will be binding and conclusive on the Parties and constitute the Final Closing Working Capital Statement.  Vendor and Purchaser will each bear 50% of the fees of the Accountants for such determination.

(c)           The Purchase Price shall be adjusted (i) downward on a dollar-for-dollar basis to the extent the Closing Working Capital as set forth on the Final Closing Working Capital Statement is less than One Million One Hundred and Sixty-Eight Thousand Canadian Dollars (C$1,168,000.00) and to the extent of any long term liabilities of the Company (other than the Purchased Debt), or (ii) upward on a dollar-for-dollar basis to the extent the Closing Working Capital is greater than One Million Three Hundred and Sixty-Eight Thousand Canadian Dollars (C$1,368,000.00) otherwise than as a result of an increase in inventory or work in progress due to an allocation of related party expenses not accounted for on the November 13, 2009 working capital statement set forth at schedule 3.14 hereof.  The amount of the adjustment to the Purchase Price (which may be a positive or negative number), if any, shall be referred to herein as the “Post-Closing Adjustment Amount”.

(d)           The Post-Closing Adjustment Amount shall be limited to $1,500,000US.

(e)           The Post-Closing Adjustment Amount, if any, shall first be applied by adjusting the principal sum of the Promissory Note upward or downward in an amount equal to the Post-Closing Adjustment Amount.

Article III.
Representations and Warranties of Vendor

The Vendor represents and warrants as follows to the Purchaser and acknowledges that the Purchaser is relying upon the representations and warranties in connection with its purchase of the Purchased Share and the Purchased Debt.

3.01           Company Incorporation and Corporate Power.  The Company is an unlimited liability corporation that was duly formed, is existing and is in good standing under the laws of Alberta. The Company has the necessary power to own or lease its properties and to carry on its business as such business is presently conducted.

3.02           Vendor Incorporation and Corporate Power.  The Vendor is duly incorporated and validly existing and in good standing under the Laws of its jurisdiction of incorporation. The Vendor has the corporate power to enter into and perform its obligations under this Agreement.

3.03           Corporate Authorization.  The execution and delivery of and performance by the Vendor of, this Agreement have been authorized by all necessary corporate action on the part of the Vendor.

3.04           No Conflict.  The execution and delivery of, and performance by the Vendor of the transaction of purchase and sale contemplated by this Agreement:

(a)           do not and will not constitute or result in a violation or breach of, or conflict with, or allow any person to exercise any rights under, any of the terms or provisions of its constating documents or by-laws or the Company’s constating document or by-laws;

(b)           do not and will not constitute or result in a material breach or violation of, or conflict with or allow any person to exercise any rights under, any contract, license, lease or instrument to which it is a party; and

(c)           do not result in the violation of any law.

3.05           Required Authorizations.  No material filing with, notice to, or authorization of, any governmental entity is required on the part of the Vendor or the Company as a condition to the lawful completion of the transactions contemplated by this Agreement.

3.06           Required Consents. Other than consents from Wells Fargo Business Credit which is attached hereto at Exhibit 3.06, there is no material requirement to obtain any consent, approval or waiver of a party under any contract, license, lease or instrument that the Vendor or the Company is a party to, for the completion of the transactions contemplated by this Agreement.

3.07           Execution and Binding Obligation.  This Agreement has been duly executed and delivered by the Vendor and constitutes legal, valid and binding agreements of it enforceable against it in accordance with its terms.

3.08           Capitalization; Title to Purchased Share and Purchased Debt. The authorized capital of the Corporation consists of an unlimited number of common shares, of which only 1 common share is issued and outstanding as fully paid and assessable. The Vendor owns the Purchased Share and the Purchased Debt beneficially and of record with good and marketable title, free and clear of all Liens Upon completion of the transactions of purchase and sale contemplated by this Agreement, the Purchaser will have good and valid title to the Purchased Share and Purchased Debt free of all Liens, other than those Liens, if any, granted by Purchaser to third parties. Purchaser acknowledges that the Purchased Share and Purchased Debt will be subject to the standard restrictions on transfers contained in the Company’s articles and as set forth in applicable corporate and securities law, and the Vendor declares that no such restrictions apply to, or are in conflict with, this transaction.

3.09           No Other Agreements to Purchase. No Person has any contractual right or privilege for (i) the purchase or acquisition from the Vendor of the Purchased Share or Purchased Debt, or (ii) the purchase, subscription, allotment or issuance of any equity securities of the Company.

3.10           Corporate Records.  To the knowledge of the Vendor, the Company’s corporate records are complete and accurate and include the Company’s articles and by-laws, minutes of meetings and resolutions of Vendors and directors, and the share certificate books, securities register, register of transfers and register of directors.

3.11           Subsidiaries.  The Company has no subsidiaries and holds no share or other ownership, equity or proprietary interests in any other Person.

3.12           Broker’s or Finder’s Fee.  No broker, agent or other intermediary is entitled to any fee, commission or other remuneration in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Vendor.

3.13           Title to Assets.  The Company owns the assets that are material to its business as currently conducted and are reflected as being owned by it in the books and records of the Company, including all of the equipment listed in Schedule 3.13, free and clear of all Liens except for a Lien in favour of Wells Fargo Business Credit (which shall be discharged as a condition of the Closing).  No person has any contractual right or privilege for the purchase or other acquisition from the Company of any assets that are material to the Company’s business.

3.14           No Undisclosed Material Liabilities and Working Capital.  Other than (i) liabilities or obligations known to the Purchaser or Pierre DesRosiers prior to the Closing Date; (ii) liabilities or obligations disclosed in the Company’s most recent balance sheet dated

November 13, 2009 or the notes thereto and attached hereto as Schedule 3.14; (iii) non-material liabilities or obligations incurred in the ordinary course of business consistent with past practice; (iv) liabilities or obligations not yet incurred under material contracts; or (v) liabilities or obligations that would not reasonably be expected to, individually or in the aggregate, have a material and adverse effect on the Company, there are no liabilities or obligations of the Company of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise. For the purposes of part (i) of this Section 3.14, in no circumstance shall a liability or obligation of the Company to the Vendor or its affiliates (i.e. a non-arm’s length  liability or obligation) or a tax authority shall be determined or deemed to have been known to the Purchaser or Pierre DesRosiers. The Closing Working Capital Statement is accurate and complete in all material respects and the Company has no long-term liabilities (other than the Purchased Debt) and a minimum of $1,168,000 of Working Capital at the Closing (such $1,168,000 of Working Capital calculated prior any increase in inventory or work in progress due to an allocation of related party expenses not accounted for on the November 13, 2009 working capital statement).

3.15           Ordinary Course. Since the date of the Company’s most recent balance sheet, the Vendor has not caused the business of the Company to be carried on other than in the ordinary course of normal day-to-day operations of the Company’s business consistent with past practices.

3.16           Material Contracts; Material Equipment.  Vendor does not have actual knowledge (without further inquiry) of (i) any material contracts of the Company, or (ii) any material equipment owned or leased by the Company, in each case, other than those identified on the list of material contracts and material equipment, which list was prepared by the Purchaser and is attached hereto as Exhibits 3.13 and 3.16.  For greater certainty, except pursuant to Section 3.13 and this Section 3.16, the Vendor provides no other representation or warranty whatsoever regarding Exhibits 3.13 and 3.16.

3.17           Fair Market Value of the Purchased Share. The fair market value of the Purchased Share is not derived principally from real property situated in Canada for purposes of the Canada-United States Tax Convention (1980), as amended.

3.18           Residence of Vendor.  Vendor is a resident of the United States for purposes of the Canada-United States Tax Convention (1980), as amended.

3.19           Treaty Protection.  Vendor is entitled to the benefits of the Canada-United States Tax Convention (1980), as amended, with respect to the income derived from the sale of the Purchased Share to Purchaser by virtue of paragraph XXIX-A(3) of the Canada-United States Tax Convention (1980), as amended, and the adjusted cost base and paid up capital of the Purchased Share for purposes of the Income Tax Act (Canada) is, to the knowledge of the Vendor, in each case approximately US$1.00.

Article IV.
Representations and Warranties of Purchaser

Purchaser represents and warrants as follows to the Vendor and acknowledges and confirms that the Vendor is relying on such representations and warranties in connection with the sale by the Vendor of the Purchased Share and Purchased Debt:

4.01           Incorporation and Corporate Power. The Purchaser is a corporation incorporated and existing and in good standing under the laws of its jurisdiction of incorporation. The Purchaser has the corporate power to enter into and perform its obligations under this Agreement.

4.02           Corporate Authorization.  The execution and delivery of and performance by the Purchaser of this Agreement have been authorized by all necessary corporate action on the part of the Purchaser.

4.03           No Conflict.  The execution and delivery of and performance by the Purchaser of this Agreement:

(a)           do not and will not constitute or result in a violation or breach of, or conflict with, or allow any Person to exercise any rights under, any of the terms or provisions of its constating documents or by-laws;

(b)           do not and will not constitute or result in a breach or violation of, or conflict with or allow any Person to exercise any rights under, any contract, license, lease or instrument to which it is a party; and

(c)           do not result in the violation of any law.

4.04           Required Authorizations.  No filing with, notice to or authorization of, any governmental entity is required on the part of the Purchaser as a condition to the lawful completion of the transactions contemplated by this Agreement.

4.05           Execution and Binding Obligation.  This Agreement has been duly executed and delivered by the Purchaser and constitutes legal, valid and binding agreements of the Purchaser, enforceable against it in accordance with its terms.

4.06           Purchaser’s Financing.  The Purchaser will have at Closing all funds on hand or irrevocable committed financing in place necessary to pay the Closing Payment.  Attached as Exhibit 4.06 are executed copies of binding commitment letters (the “Financing Commitments”) from Banque du dévelopment du Canada (“BDC”) and the Bank of Montreal (“BMO”).  The Funds advanced by BDC and BMO pursuant to the financing commitment will be used by Purchaser to pay the Closing Payment and (i) in the case of BDC, will be secured by hypothecs over the fixed assets of the Purchaser and the Company ranking ahead of the security taken by the Vendor on such fixed assets pursuant to the Guarantee and the Hypothec: and (ii) in the case of BMO will be secured by a hypothec on the universality of the Company’s assets,

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ranking ahead of all other security on all assets other than the fixed assets secured by the hypothec in favor of BDC.

4.07           Broker’s or Finder’s Fee.  No broker, agent or other intermediary is entitled to any fee, commission or other remuneration in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser.

4.08           Breach, Non-Performance and Non-Compliance.  The Purchaser has not formulated the opinion that any of the representations and warranties in Sections 3.04, 3.05, 3.06, 3.13, 3.15, 3.16 or 3.17 is incorrect in any material respect.

Article V.
Conditions of Closing

5.01           Conditions to Obligations of Vendor.  All obligations of Vendor under this Agreement are subject to the fulfillment, at or prior to the Closing, of the following conditions, any one or more of which may be waived in writing by Vendor in its sole discretion:

(a)           All representations and warranties made by Purchaser in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of such date. Purchaser shall have delivered to Vendor a certificate of a senior officer of the Purchaser, signed and dated as of the Closing Date, to the foregoing effect.

(b)           Purchaser shall have fulfilled, complied with or otherwise performed in all material respects all obligations required under this Agreement to be performed by it on or prior to the Closing Date.  Purchaser shall have delivered to Vendor a certificate of a senior officer of the Purchaser, signed and dated as of the Closing Date, to the foregoing effect.

(c)           Purchaser shall have paid the Purchase Price in accordance with Article II.

(d)           Purchaser shall have delivered or caused to be delivered all certificates, documents and agreements to and which it is a party or signatory described in Article VII.

(e)           No order of any court or administrative agency shall be in effect which restrains or prohibits the transactions contemplated hereby, and there shall not have been threatened, nor shall there be pending, any action or proceeding by or before any court or governmental agency or other regulatory or administrative agency or commission, challenging any of the transactions contemplated by this Agreement.

(f)           Vendor shall have received such other certificates, instruments and documents, reasonably satisfactory in form and substance to Vendor, in confirmation of the representations and warranties of Purchaser or in furtherance of the transactions contemplated by this Agreement as Vendor or their legal counsel may reasonably request.

5.02           Conditions to Obligations of Purchaser. All obligations of Purchaser under this Agreement are subject to the fulfillment, at or prior to the Closing, of the following conditions, any one or more of which may be waived in writing by Purchaser in its sole discretion:

(a)           All representations and warranties made by Vendor in this Agreement and in any agreement referenced herein shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of such date. However, if a representation and warranty is qualified by materiality or material adverse effect, it must be true and correct in all respects. The Vendor shall have delivered to Purchaser a certificate of a senior officer of the Vendor, signed and dated as of the Closing Date, to the foregoing effect.

(b)           Vendor shall have fulfilled, complied with or otherwise performed in all material respects all obligations required under this Agreement be performed by it on or prior to the Closing Date.  The Vendor shall have delivered to Purchaser a certificate of a senior officer of the Vendor, signed and dated as of the Closing Date, to the foregoing effect.

(c)           Vendor shall have delivered or cause to be delivered all certificates, documents and agreements to which it is a party or signatory described in Article VI.

(d)           Vendor shall sell, assign and transfer to Purchaser all of Vendor’s right title and interest in and to the Purchased Share and the Purchased Debt.

(e)           No order of any court or administrative agency shall be in effect which restrains or prohibits the transactions contemplated hereby, and there shall not have been threatened, nor shall there be pending, any action or proceeding by or before any court or governmental agency or other regulatory or administrative agency or commission, challenging any of the transactions contemplated by this Agreement.

(f)           The following consents, waivers, authorizations and approvals required in connection with the execution, delivery and performance of this Agreement, shall have been duly obtained and/or assumed: Wells Fargo Business Credit.

(g)           There shall have been no loss, damage or destruction to the Assets which materially impairs the use or the value of the Assets or the Company.  The Company shall not have suffered any material adverse change in its financial condition, results of operations, assets, liabilities, or business.

Article VI.
Deliveries by Vendor at Closing

6.01           At Closing, the Vendor shall deliver to Purchaser the following documents in form and substance reasonably satisfactory to Purchaser:

(a)            Share certificates, registered in the name of the Vendor, free and clear of all Liens, duly endorsed by Vendor or with stock powers attached, representing all of the issued and outstanding Shares;

(b)           The AMP Promissory Note, duly endorsed for transfer;

(c)           The certificates referred to in Section 5.01(a) and Section 5.01(b);

(d)           An agreement, duly executed by HK Engine Components, LLC for the supply of engine components, for a term of three (3) years from the date of Closing in the form attached hereto as Exhibit 6.01(d);

(e)           An agreement duly executed by Magnetech Industrial Services, Inc. for the supply of engine components, for a term of three (3) years from the date of Closing in the form attached hereto as Exhibit 6.01(e);

(f)           The resignation of each member of the Board of Directors and each officer of the Company (other than Pierre DesRosiers) effective as of the Closing Date;

(g)           The original books and records of the Company existing on the Closing Date, including, without limitation, corporate minute books, financial and tax records;

(h)           Vendor shall deliver to Purchaser a certificate of status, compliance, good standing or like certificate with respect to the Company from the Province of Alberta, together with certified copies of (A) the charter documents and by-laws of the Vendor, (B) the resolutions of the Vendors and the board of directors of the Vendor, as the case may be, approving the execution, delivery and performance of this Agreement, and (C) a list of the directors and officers authorized to sign this Agreement together with their specimen signatures; and

(i)           Vendor shall deliver to Purchaser consents, waivers, authorizations and approvals listed in Section 5.02(e).

6.02           Additionally Requested Documents; Post-Closing Assistance.  At the reasonable request of Purchaser at Closing and at any time or from time to time thereafter, Vendor shall cooperate with Purchaser to put Purchaser in actual possession and operating control of the Company, execute and deliver such further instruments of sale, conveyance, transfer and assignment, as Purchaser may reasonably request in order to effectively convey, transfer and assign the same to Purchaser, and to take such other actions as Purchaser may reasonably request to effectuate the intent of this Agreement and the transactions contemplated hereby.

6.03           Closing and Post-Closing Tax Matters. Vendor shall certify Part D of Form T2062C prepared by the Purchaser and the Purchaser shall complete Parts A, B and C of Form T2062C and file such forms with the Canada Revenue Agency within thirty (30) days after the Closing.

Article VII.
Deliveries by Purchaser at Closing

7.01           At Closing, Purchaser shall deliver or cause to be delivered to Vendor the following in a form and substance reasonably satisfactory to Vendor:

(a)           Purchaser shall deliver to Vendor a certificate of status, compliance, good standing or like certificate with respect to the Purchaser from the jurisdiction of its incorporation, together with certified copies of (A) the charter documents and extracts from the by-laws of the Purchaser relating to the execution of documents, (B) all resolutions of the Vendors and the board of directors of the Purchaser, as the case may be, approving the execution, delivery and performance of this Agreement, and (C) a list of its officers and directors authorized to sign this Agreement together with their specimen signatures;

(b)           The certificates referred to in Section 5.02(a) and Section 5.02(b); and

(c)           The Closing Payment and an executed copy of the Promissory Note in form and substance satisfactory to the Vendor.

Article VIII.
Survival of Provisions and Indemnification

8.01           Survival.  The respective representations, warranties and covenants of each of the parties to this Agreement, including all statements contained in any schedule, exhibit or officer’s certificate delivered pursuant hereto, shall be deemed to have been relied upon by the parties hereto and shall survive the Closing, and the consummation of the transactions contemplated hereby as follows: (a) the representations and warranties contained in Sections 3.01, 3.02, 3.03, 3.07, 3.08, 4.01, 4.02 and 4.05 (and the corresponding representations and warranties set out in the certificates delivered pursuant to Sections 5.02(a) and 5.03(a)) shall survive indefinitely and shall not terminate; (b) the representations and warranties contained Section 3.14, in respect of liabilities for amounts due to any tax authority only, will survive until 6 months after the expiration of the period during which any tax assessment may be issued by a governmental entity in respect of any taxation year to which such representations and warranties extend; and (c) all other representations and warranties shall survive for a period of eighteen (18) months after the Closing Date; provided, that any representation or warranty in respect of which indemnity may be sought under this Section 8, and the indemnity with respect thereto, shall survive the time at which it would otherwise terminate pursuant to this Section 8.01 if notice of the breach thereof giving rise to such right or potential right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.  Notwithstanding the foregoing, any representation and warranty involving fraud or fraudulent misrepresentation by the party giving that representation and warranty will survive and continue in full force and effect without limitation of time. The covenants and agreements of the parties contained in this Agreement shall remain operative and in full force and shall survive until the performance by the applicable party hereto of such covenant and agreement.  No investigation by the parties made heretofore or hereafter shall affect the representations and warranties of the parties contained in or made pursuant hereto.

8.02           Indemnification by Vendor.  Subject to Section 8.07, following Closing the Vendor will indemnify and save the Purchaser and the Corporation, and their respective directors, officers and employees harmless of and from, and will pay for, any losses, liabilities, damages or out-of-pocket expenses (including reasonable legal fees and expenses) (“Losses”) suffered by, imposed upon or asserted against it as a result of, in respect of, connected with, or arising out of, under, or pursuant to:

(a)           any breach or inaccuracy of any representation or warranty in Article 3 or the certificate to be delivered pursuant to Section 5.03(a) for which a notice of claim has been provided to the Vendor within the applicable period specified in Section 8.01; and

(b)           any failure of the Vendor to perform or fulfill any of its covenants or obligations under this Agreement.

8.03           Indemnification by Purchaser.  Subject to Section 8.07, following Closing the Purchaser will indemnify and save the Vendor its directors, officers and employees harmless of and from, and will pay for, any Losses suffered by, imposed upon or asserted against it as a result of, in respect of, connected with, or arising out of, under, or pursuant to:

(a)           any breach or inaccuracy of any representation or warranty in Article 4 or the certificate to be delivered pursuant to Section 5.02(a) for which a notice of claim has been provided to the Vendor within the applicable period specified in Section 8.01; and

(b)           any failure of the Purchaser to perform or fulfill any of its covenants or obligations under this Agreement.

8.04           Rules Regarding Indemnification.  The obligations and liabilities of each party which may be subject to indemnification liability hereunder (the “Indemnifying Party”) to the other party (the “Indemnified Party”) shall be subject to the following terms and conditions:

(a)           Claims by Non-Parties.  Within twenty (20) days (or such earlier time as might be required to avoid prejudicing the Indemnifying Party’s position) after receipt of notice of commencement of any action evidenced by service of process or other legal pleading, or with reasonable promptness after the assertion of any claim by a third party, the Indemnified Party shall give the Indemnifying Party written notice thereof together with a copy of such claim, process or other legal pleading, and the Indemnifying Party shall have the right to undertake the defense thereof by representatives of its own choosing and at its own expense, subject however to the rights of any insurance company insuring against liabilities related to the subject party claim to appoint counsel.  Notwithstanding the foregoing, the Indemnified Party may participate in the defense with counsel of its own choice and at its own expense (provided that the Indemnifying Party will bear the expense of counsel for the Indemnified Party if the Indemnified Party could have an inconsistent or conflicting interest from that of the Indemnifying Party or one or more legal defenses that are different from or additional to those available to the Indemnifying Party). Further:

(i)           If the Indemnifying Party, by the thirtieth (30th) day after receipt of notice of any such claim (or, if earlier, by the tenth 10th day preceding the day on which an answer or other pleading must be served in order to prevent judgment by default in favor of the person asserting such claim), does not elect to defend against such claim, the Indemnified Party, upon further notice to the Indemnifying Party, will have the right to undertake the defense, compromise or settlement of such claim on behalf of or for the account and risk of the Indemnifying Party and at the Indemnifying Party’s expense, subject to the right of the Indemnifying Party to assume the defense of such claim at any time prior to settlement, compromise or the final determination thereof.  For the purposes of this Article VIII, “final determination” or “finally determined”, as the case may be, means as mutually agreed by the parties in writing or as determined by a non-appealable and final judgment in favour of the Indemnified Party or a judgment in favour of the Indemnified Party which the Indemnifying Party has waived (in writing) its right to appeal.

(ii)           Notwithstanding anything to the contrary contained in this Section 8.04(a), the Indemnifying Party shall not settle any claim without the consent of the Indemnified Party unless such settlement involves only the payment of money and the claimant provides to the Indemnified Party a release from all liability in respect of such claim.  If the settlement of the claim involves more than the payment of money, the Indemnifying Party shall not settle the claim without the prior consent of the Indemnified Party, which consent shall not be unreasonably withheld.

(iii)           The Indemnified Party and the Indemnifying Party will each cooperate with all reasonable requests of the other for the purpose of defending against any claims.

(iv)           The Indemnifying Party shall make all payments pursuant to the indemnification provisions contained in this Section 8.04(a) within ten (10) business days after final determination of the amount thereof.

(b)           Claims by a Party.  In the event any Indemnified Party should have a claim for indemnification against any Indemnifying Party that does not involve a third party claim, the Indemnified Party shall deliver notice of such claim with reasonable promptness to the Indemnifying Party.  The failure by any Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party with respect to any claim made pursuant to this Section 8.04(b).  If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days following its receipt of such notice that the Indemnifying Party disputes its liability to the Indemnified Party under this Article VIII, or the amount thereof, the claim specified by the Indemnified Party in such notice shall be conclusively deemed a liability of the Indemnifying Party under this Article VIII, and the Indemnifying Party shall pay the amount of such loss to the Indemnified Party on demand or, in the case of any notice in which the amount of the claim (or any portion of the claim) is estimated, on such later date when the amount of such claim (or such portion of such claim) becomes finally determined.  If the Indemnifying Party has timely disputed its liability with respect to such claim, the Indemnifying Party and the Indemnified Party shall negotiate in good faith to resolve such dispute or pursue such remedies as may be available hereunder, at law or in equity.

8.05           Section 116 Withholding and Tax Indemnification. The Vendor will indemnify and hold harmless the Purchaser and its directors, officers and employees from (i) any liability, Tax, or other damages (including interest and penalties) incurred by such persons as a result of any failure to withhold amounts pursuant to section 116 of the Income Tax Act (Canada) (the "Tax Act"); (ii) any Taxes owing by the Company with respect to the application of section 80 of the Tax Act and similar applicable provincial legislation and directly relating to the Purchased Debt or the debt forgiven as set forth in part D of the recitals to this Agreement in excess of the aggregate of (a) all pre-Closing Tax losses of the Company as calculated for the Tax period ending immediately prior to the Closing Date and available to offset such Taxes ((other than such losses not available to the Company in periods after the Closing due to a reasonably avoidable cause attributable to the Company or the Purchaser)); and (b) all pre-Closing Tax pools available to offset such Taxes pursuant to section 80 of the Tax Act and similar applicable provincial legislation, provided that the Parties shall also act in good faith to minimize, to all extent possible, such additional Taxes including by filing any available Tax elections or agreements; and (iii) any additional Tax liabilities owing by the Company to the tax authorities relating to Tax periods ending prior to the Closing Date and not set forth in the Pre-Closing Tax Returns and paid by the Vendor net of any pre-Closing Tax losses of the Company as calculated immediately prior to the Closing Date and available to offset such Taxes (other than such losses not available to the Company in periods after the Closing due to a reasonably avoidable cause attributable to the Company or the Purchaser) not already applied as set forth in parts (i) and (ii) above, provided that the Parties shall also act in good faith to minimize, to all extent possible, such additional Tax liabilities including by filing any available Tax elections or agreements. For greater certainty, such indemnification shall not be subject to the Basket, Cap or De Minimis Exception referred to above, or to any limitation of time other than provided by applicable law.

8.06           Right to Set-Off. In the event that the Vendor is the Indemnifying Party under this Article VIII, the Purchaser shall have the right to set-off any amounts owed by the Indemnifying Party to Purchaser as a result of such indemnification against equivalent principal amounts outstanding under the Promissory Note only with respect to a Claim by the Purchaser for indemnification as a result of (i) a failure by the Vendor to transfer ownership of the Purchased Shares and Purchased Debt to the Purchaser free and clear of all Liens; (ii) a failure by the Company to discharge any security on its assets upon Closing (other than Liens granted by the Purchaser); or (iii) an assessment or demand by the tax authorities with respect to any matter referred to in section 8.05. For any other Claim for indemnification by the Purchaser under this Article VIII, such right to set-off shall only be permitted if the amounts so payable have been finally determined and provided that interest accrued on such principal amounts prior to the date of set-off shall remain due and payable by the Purchaser to the Vendor in accordance with the terms of the Promissory Note.

8.07           Limitations on Indemnification. Notwithstanding anything to the contrary contained in this Section 8:

(a)           neither Vendor, on the one hand, nor Purchaser, on the other hand, shall be required to indemnify the other or its Vendors, directors, officers and employees in respect of any Losses suffered by such other parties as a result of the breach of any representation or warranty contained in this Agreement unless and until the aggregate amount of all Losses exceeds Seventy-Five Thousand United States Dollars (US$70,000.00) (the “Basket”), at which point such indemnification obligation shall be from and against all Losses which exceed the Basket, provided that the Basket shall not apply to any Losses related to any willful or fraudulent breach by any party hereto of any provision in this Agreement or any document, instrument or agreement that is to be delivered to the other party pursuant to the terms of this Agreement.

(b)           the aggregate amount of Vendor’ indemnification obligations or Purchaser’s indemnification obligations for breach of any representation or warranty contained in this Agreement shall not exceed One Million One Hundred Thousand United States Dollars (US$1,100,000.00) (the “Cap”), provided that the Cap shall not apply to any Losses related to any willful or fraudulent breach by any party hereto of any provision in this Agreement or any document, instrument or agreement that is to be delivered to the other party pursuant to the terms of this Agreement.

(c)           neither the Vendor, on the one hand, nor Purchaser, on the other hand, shall be required to indemnify the other or its Vendors, directors, officers and employees in respect of any individual Loss suffered by such other parties as a result of the breach of any representation or warranty contained in this Agreement if such Loss is valued at less than One Thousand United States Dollars (US$1,000.00) (the “De Minimis Exception”), and Losses falling within the De Minimis Exception shall not be included in the Basket so long as the sum total of Losses falling within the De Minimis Exception do not exceed Twenty Five Thousand United States Dollars (US$25,000.00).

(d)           A party has no obligation or liability for indemnification or otherwise with respect to any representation or warranty made by such party in this Agreement, or the certificates delivered pursuant to Sections 5.02(a) and 5.03(a), after the end of the applicable time period specified in Section 8.01, except for claims relating to the representations and warranties that the party has been notified of prior to the end of the applicable time period.

(e)           A party has no obligation or liability for indemnification or otherwise with respect to any breach or inaccuracy of any representation or warranty in this Agreement, or the certificates delivered pursuant to Sections 5.02(a) and 5.03(a), or any failure to perform or fulfill any covenants or obligations, if the party making the claim had actual knowledge of the breach, inaccuracy or failure to perform on or prior to Closing.  For purposes of this paragraph, actual knowledge is knowledge that is acquired because the events, circumstances and consequences of them were clear on their face from materials provided to or obtained by the party making the claim on or prior to Closing and, for greater certainty, includes any waiver of a Closing condition by such party.

(f)           The Vendor has no liability for, or obligation with respect to, any special, indirect, consequential, punitive or aggravated damages.

(g)           Notwithstanding the provisions of the Limitations Act, 2002 (Ontario), Civil Code of Quebec S.Q. 1991, c.64 or any other statute, a proceeding or arbitration in respect of a claim for indemnification or otherwise arising from any breach or inaccuracy of any representation or warranty in this Agreement must be commenced on or before six months after the date on which the party making the representation or warranty was notified of the claim, so long as the party was notified of the claim prior to the end of the applicable time period specified in Section 8.01. Any applicable limitation period is extended or varied to the full extent permitted by law to give effect to this Section 8.08(g).

(h)           Any Indemnified Party is not entitled to double recovery for any claims even though they may have resulted from the breach of more than one of the representations, warranties, covenants and obligations of the Indemnifying Party in this Agreement.

(i)           Nothing in this Agreement in any way restricts or limits the general obligation at law of an Indemnified Party to mitigate any Loss which it may suffer or incur by reason of the breach by an Indemnifying Party of any representation, warranty, covenant or obligation of the Indemnifying Party under this Agreement.  If any claim can be reduced by any recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against any other person, the Indemnified Party shall take all appropriate steps to enforce such recovery, settlement or payment and the amount of any Losses of the Indemnified Party will be reduced by the amount of insurance proceeds actually recoverable by the Indemnified Party.

(j)           Except as provided in this Section 8.08(j), the indemnities provided in Section 8.02 and Section 8.03 constitute the only remedy of the Purchaser or the Vendor, respectively, against a party in the event of any breach of a representation, warranty, covenant or agreement of such party contained in this Agreement. The Parties acknowledge that the failure to comply with a covenant or obligation contained in this Agreement may give rise to irreparable injury to a party inadequately compensable in damages.  Accordingly, a party may seek to enforce the performance of this Agreement by injunction or specific performance upon application to a court of competent jurisdiction without proof of actual damage (and without requirement of posting a bond or other security).  Each of the Purchaser and the Vendor expressly waives and renounces any other remedies whatsoever, whether at law or in equity, which it would otherwise be entitled to as against any other Party.

8.08            Guarantee by MISCOR. In the event that the Vendor is the Indemnifying Party under this Article VIII, MISCOR Group, Ltd. hereby agrees to be jointly and severally (solidarily) liable with the Vendor for any indemnification amounts payable by the Vendor to the Purchaser pursuant to this Article VIII.

Article IX.
Post-Closing Covenants

9.01           Guarantee.  Immediately following the Closing, the Purchaser will cause the Company to execute and deliver the Guarantee.

9.02           Non Competition.  For the period of three years following the Closing Date (and expiring on the third anniversary of the Closing Date), the Vendor shall not, on its own behalf or on behalf of or in connection with any person, directly or indirectly, in any capacity whatsoever including as an employer, employee, principal, agent, joint venturer, partner, shareholder or other equity holder, independent contractor, licensor, licensee, franchiser, franchisee, distributor, consultant, supplier or trustee or by and through any corporation, cooperative, partnership, trust, unincorporated association or otherwise carry on, be engaged in, have any financial or other interest in or be otherwise commercially involved in any endeavour, activity or business in all or any part of the Province of Quebec which is substantially the same as or is in competition with the Business as it is presently conducted.

9.03           Confidentiality.  After the Closing, the Vendor will keep confidential all information in its possession or under its control relating to the Company and the Business, unless such information is or becomes generally available to the public other than as a result of a disclosure by the Vendor in violation of this Agreement.

9.04           AMP and Miscor Marks.  The Purchaser hereby acknowledges that the Vendor owns or has the right to use various trademarks, trade names, service marks, insignia, symbols, logos, and decorative designs, whether or not registered, in connection with the names (i) “American Automotive Power” (the “American Motive Power Marks”); (ii) Miscor, Miscor Group, or any variations thereof (the “Miscor Marks”); and (iii) “AMP” (the “AMP Marks”).  Purchaser acknowledges that the transactions contemplated by this Agreement do not grant to Purchaser or the Company any right or license to use such American Motive Power Marks or Miscor Marks after the Closing, in any manner whatsoever, except that the Vendor grants the Company an exclusive license to use the names “AMP Rail Services Canada” and “AMP Canada” from and after the Closing.  For greater certainty, the Purchaser shall not be permitted to use the name “AMP” alone, nor shall Purchaser use any logos currently used by Company (i.e., the AMP-train-in-front-of-flags logo currently used on stationary, website, and labels).  Purchaser and Company will use their respective best efforts to establish a distinct market identity for the Company and to avoid any possible confusion that Company is a subsidiary of or otherwise affiliated with the Vendor or its affiliates.  The Purchaser’s failure or refusal to fully comply with this Section 9.04 will cause immediate and irreparable injury to the Vendor that cannot be adequately compensated in money damages. Therefore, the Purchaser agrees that in the event of any actual or threatened violation of any restrictions of this Section 9.04, the Vendor may, in addition to any other remedy, enforce the performance of this Agreement by way of an injunction or specific performance upon application to a court of competent jurisdiction without proof of actual damages (and without the requirement of posting a bond or other security), and, notwithstanding that damages may be readily quantifiable, the Purchaser agrees (and agrees to cause the Company) not to plead sufficiency of damages as a defence in any proceeding.

9.05           Repayment of Crane Payoff Amount. Within 30 days of the Closing, the Purchaser shall pay, or cause to be paid, to the Vendor (or as otherwise directed by the Vendor) US$29,621.00, which is the amount that Vendor recently paid to GE Capital to payoff the overhead crane indebtedness (“Crane Payoff Amount”) failing which, the Crane Payoff Amount (or such lesser amount in the event of partial payment by the Purchaser from time to time, the “Owed Amount”) shall become an amount due and payable by the Purchaser to the Vendor, and shall bear interest at a rate of five percent (5%) per annum until there shall be no Owed Amount. Interest at such rate shall accrue daily and be calculated on the basis of the actual number of days elapsed in a year of 365 days or 366 days, as the case may be.

9.06           Access to Books and Records. For a period of seven (7) years from the Closing Date or for such longer period as may be required by law, the Purchaser will retain all original books and records relating to the Company existing on the Closing Date.  So long as any such books and records are retained by the Purchaser pursuant to this Agreement, the Vendor has the right to inspect and to make copies (at its own expense) of them at any time upon reasonable request during normal business hours and upon reasonable notice for any proper purpose and without undue interference to the business operations of the Company. The Purchaser has the right to have its representatives present during any such inspection.

Article X.
Miscellaneous

10.01           Preparation of Tax Returns.  The Vendor shall be responsible for preparing and filing, within the times and in the manner prescribed by law (subject, however, to filing under any extension), all Tax Returns of the Company for any Tax period ending prior to the Closing Date (which, for greater certainty, shall include the tax returns due as a result of the acquisition of control of the Company as a result of this transaction) that are required to be filed after the Closing Date (“Pre-Closing Tax Returns”). The Purchaser agrees to reasonably co-operate with the Vendor’s preparation and filing of such Pre-Closing Tax Returns, if so requested by Vendor.  The Vendor shall pay all Taxes owed under the Pre-Closing Tax Returns.  The Purchaser shall be responsible for preparing, filing all Tax Returns and paying all Taxes of the Company for any Tax period ending on or after the Closing Date (“Post-Closing Tax Returns”). The Vendor agrees to reasonably co-operate (at the Purchaser’s expense) with the Purchaser’s preparation and filing of such Post-Closing Tax Returns, if so requested by the Purchaser.  The Purchaser shall pay all Taxes owed under the Post-Closing Tax Returns.  For the purposes of section 8.05 and this Section 10.01, “Tax” and "Taxes" shall mean any and all taxes, duties, fees, excises, premiums, assessments, imposts, levies and other charges or assessments of any kind whatsoever imposed by any governmental entity and "Tax Returns" shall mean any and all returns, reports, declarations and elections, filed or required to be filed in respect of Taxes. The Purchaser shall not (or shall not cause or permit the Company to) amend, refile or otherwise modify any Pre-Closing Tax Returns or any Tax Returns of the Company that were filed prior to the Closing Date without the prior written consent of the Vendor, which consent may be withheld in Vendor’s sole discretion. The Parties agree that Vendor shall not (and shall not cause the

Company) to elect under subsection 256(9) of the Tax Act so that control of the Company shall be considered to have been acquired on the Closing Date.

10.02           Assignment.  Other than as provided for herein, no party may assign any rights or delegate any obligations under this Agreement without the prior written consent of the other party, and any prohibited assignment or delegation will be null and void.

10.03           Other Expenses.  Except as otherwise provided in this Agreement, the Vendor shall pay his or her own expenses (including the fees and expenses of legal counsel, accountants and other professional advisors), together with any and all expenses of the Company up to and including the Closing Date, incurred in connection with the negotiation, execution, and implementation of the transactions contemplated under this Agreement, and Purchaser shall pay all of its expenses (including the fees and expenses of legal counsel, accountants and other professional advisors), together with any and all expenses of the Company following the Closing Date, incurred in connection with the negotiation, execution, and implementation of the transactions contemplated under this Agreement.

10.04           Notices.  All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given: (a) if delivered personally, on the date received, (b) if delivered by overnight courier, on the day after mailing, or (c) if mailed, four (4) days after mailing by first class certified mail, return receipt requested and with postage prepaid.  Any such notice shall be sent as follows:

To Vendor or to MISCOR Group, Ltd.:

c/o MISCOR Group, Ltd.
1125 South Walnut St.
South Bend, Indiana 46619
Attn: John A. Martell

with a copy to:

Stikeman Elliott LLP
Suite 5300, Commerce Court West
199 Bay Street,
Toronto, ON M5L 1B9
Attn: Michael Burkett

To Purchaser:

4107730 Canada Inc. d.b.a. Novatech, Inc.
1830 Rue LeBer
Montreal, Quebec H3K2A4
Attn:	Pierre DesRosiers and
Ralph Mikhail

with a copy to:

Jan Holland, Avocat Inc./Attorney Inc.
1100 rue De La Gauchetière Ouest
Bureau 280
Montréal, Québec H3B 2S2
Attn: Jan Holland

10.05           Controlling Law and Jurisdiction.  This Agreement is governed by and interpreted and enforced in accordance with the laws of the Province of Quebec and the federal laws of Canada applicable therein. Each Party irrevocably attorns and submits to the exclusive jurisdiction of the Quebec courts situated in the City of Montreal and waives objection to the venue of any proceeding in such court or that such court provides an inconvenient forum.

10.06           Headings.  Any paragraph headings in this Agreement are for convenience of reference only and shall not be considered or referred to in resolving questions of interpretation.

10.07           Benefit.  This Agreement becomes effective only when executed by the Vendor and the Purchaser, and after that time, shall be binding upon and shall inure to the exclusive benefit of the parties hereto and their respective successors and assigns.  This Agreement is not intended to, nor shall it, create any rights in any other party. Except as provided in Section 9.13, no person, other than the parties, shall be entitled to rely on the provisions of this Agreement in any action, suit, proceeding, hearing or other forum.  The parties reserve their right to vary or rescind the rights, granted by or under this Agreement to any person who is not a party, at any time and in any way whatsoever, without notice to or consent of that person save and except for each Vendor Rep (defined below) entitled to benefit under Section 10.13.

10.08           Partial Invalidity.  The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

10.09           Waiver.  Neither the failure nor any delay on the part of any party hereto in exercising any rights, power or remedy hereunder shall operate as a waiver thereof, or of any other right, power or remedy; nor shall any single or partial exercise of any right, power or remedy preclude any further or other exercise thereof, or the exercise of any other right, power or remedy. No waiver of any of the provisions of this Agreement shall be void unless it is in writing and signed by the party against which it is sought to be enforced.

10.10           Counterparts and Facsimiles.  This Agreement may be executed in two or more counterparts each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.  The signature page to this Agreement and all other documents required to be executed at Closing may be delivered by facsimile and the signatures thereon shall be deemed effective upon receipt by the intended receiving party.

10.11           Legal Fees and Costs.  Subject to the provisions of Article VIII, in the event any party hereto incurs legal expenses to enforce or interpret any provision of this Agreement, the prevailing party will be entitled to recover such legal expenses, including, without limitation, reasonable legal fees, costs and disbursements, in addition to any other relief to which such party shall be entitled.

10.12           Entire Agreement, Amendments and Termination.  There are no representations, warranties, covenants, conditions or other agreements, express or implied, collateral, statutory or otherwise, between the parties in connection with the subject matter of this Agreement, except as specifically set forth in this Agreement.  The Parties have not relied and are not relying on any other information, discussion or understanding in entering into and completing the transactions contemplated by this Agreement. Notwithstanding the forgoing, this agreement can be modified or clarified by an agreement in writing signed by Purchaser and Vendor. This Agreement may not be modified or clarified orally. This Agreement may be terminated by mutual written consent of the Vendor and the Purchaser, and shall automatically terminate if the Closing has not occurred on the Closing Date (or such later date as the parties may agree to).

10.13           No Amendment to Articles.  For a period of seven (7) years after the Closing Date, the Purchaser shall not, and shall not permit the Company, or any successor or assign by amalgamation or otherwise, to amend, repeal or modify any provision in the Company’s articles of incorporation or by-laws relating to the exculpation or indemnification of any current or former officer or director (unless required by law) who, as a representative of the Vendor, served in such capacity, as applicable (each, a “Vendor Rep”), it being the intent of the parties that each Vendor Rep shall continue to be entitled to such exculpation and indemnification to the full extent of the law.  If the Company or any successor or assign (i) consolidates or amalgamates with or merges into any other person or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Corporation assume all of the obligations set forth in this Section 10.13.  This Section 10.13 is intended for the benefit of, and is enforceable by, each Vendor Rep and his or her heirs, executors and representatives, and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have had by contract or otherwise and the Vendor is acting as agent and trustee for each Vendor Rep with respect to covenants of the Purchaser under this Section.

10.14           Non-Merger.  Except as otherwise expressly provided in this Agreement, the covenants, representations and warranties shall not merge on and shall survive the Closing. Notwithstanding the Closing or any investigation made by or on behalf of any Party, the covenants, representations and warranties shall continue in full force and effect. Closing shall not prejudice any right of one Party against any other Party in respect of anything done or omitted under this Agreement or in respect of any right to damages or other remedies.

10.15           Time of the Essence. Time is of the essence in this Agreement.

10.16           Mutual Understanding. This Agreement is the result of mutual negotiations between the parties, and each party agrees that no part of this Agreement shall be interpreted as against the other party on the grounds that particular language was drafted by such party.

10.17           Language. The parties hereto acknowledge that they have requested and are satisfied that this Agreement and all related documents be drawn up in the English language. Les parties aux présentes reconnaissent avoir requis que la présente entente et les documents qui y sont relatifs soient rédigés en anglais.

[Remainder of page intentionally left blank.  Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date or dates indicated below, effective as of the date first above written.

“Vendor”		“Purchaser”

American Motive Power, Inc.		4107730 CANaDA INC,.

By:	/s/ John A. Martell	By:	/s/ Ralph Mikhail
	John A. Martell, CEO		Ralph Mikhail

Date:	12/4/09	Date:

For the purposes of Section 8.08 only:

MISCOR Group, Ltd.

By:	/s/ John A. Martell
John A. Martell, CEO

Date:	12/4/09

Exhibit “A”  AMP  Promissory Note

AMP RAIL SERVICES CANADA, ULC
SENIOR PROMISSORY NOTE

Amount: U.S. $1,875,000	Date: _________, 20__

FOR VALUE RECEIVED, the undersigned, AMP RAIL SERVICES CANADA, ULC (the “Borrower”), incorporated under the laws of the Province of Alberta with its principal office and place of business at 1830 Rue le Ber, Montreal Quebec, PROMISES TO PAY to or to the order of AMERICAN MOTIVE POWER INC (the “Lender”), at its offices at 1125 South Walnut Street, South Bend Indiana or such other place as the Lender may designate, the principal amount of ONE MILLION EIGHT HUNDRED AND SEVENTY FIVE THOUSAND DOLLARS (U.S.$1,875,000) in lawful money of the United States ON DEMAND, without interest.

This Note shall rank senior to the subordinated promissory note (the “Subordinated Note”) of the Company dated of even date herewith.  No payments of principal or interest shall be made on the Subordinated Note until this Note has been paid in full.

The Borrower shall have the right and privilege of paying the whole or any portion of the principal amount of this Note from time to time remaining unpaid and outstanding at any time or times.

The Borrower and all endorsers of this Note waive presentment for payment and notice of non-payment and agree and consent to all extensions or renewals of this Note without notice.

This Note is binding upon Borrower and its successors and assigns and shall inure to the benefit of Lender and its successors and assigns.  Lender shall not be entitled to assign this Note and its rights and benefits hereunder in whole or in part without the prior written consent of Borrower other than to 4107730 Canada Inc..  Borrower shall not be released from any of its obligations under this Note upon any such assignment.

This Note shall be governed by and interpreted and enforced in accordance with the laws of the Province of Quebec and the federal laws of Canada applicable therein.

IN WITNESS WHEREOF the Borrower has executed this Note.

AMP RAIL SERVICES CANADA INC., ULC

By:
Authorized Signing Officer

ASSIGNMENT

The Lender hereby assigns this promissory note to 4107730 Canada Inc. which accepts same.

AMERICAN MOTIVE POWER INC.

By:

Authorized Signing Officer
Accepted by:

4107730 CANADA INC.

By:

Authorized Signing Officer

Exhibit 2.03(b)	Promissory Note

Exhibit 2.04	Guarantee and Hypothec

Exhibit 3.06	Required Consents

Exhibit 3.16	Purchaser’s List of Material Contracts; Material Equipment

Exhibit 4.06	Financing Commitment

Exhibit 6.01(d)	Supply Agreement with HK Engine Components

Exhibit 6.01(e)	Supply Agreement with Magnetech Industrial Services, Inc